(Culp Logo appears here)

NEWS RELEASE                                   Contact:
                                               Franklin N. Saxon
                                               Senior Vice President &
                                               Chief Financial Officer


FOR IMMEDIATE RELEASE



                  CULP INVESTING $9 MILLION TO EXPAND CAPACITY
                    FOR WET-PRINTED FLOCK UPHOLSTERY FABRICS
                     ______________________________________

            SIGNS AGREEMENT FOR PROPOSED $125 MILLION CREDIT FACILITY


High Point, North Carolina (December 19, 1996)---Robert G. Culp, III, chief executive officer, today announced that Culp, Inc. has entered into agreements relating to the expansion of its capacity for manufacturing wet-printed flock upholstery fabrics. The expansion, which involves capital expenditures of approximately $9 million, includes the acquisition of an existing 107,000-square-foot building in Lumberton, North Carolina and the purchase and installation of new printing and finishing equipment at that facility. The company expects to close the purchase of the building by January 1997 and to start production at the new facility by July 1997.

         Culp, Inc. also announced that in a separate development, the company recently received "best efforts" commitments from its principal bank lenders, Wachovia Bank of North Carolina, N.A. and First Union National Bank of North Carolina, to refinance the Company's existing $66 million credit facility with a $125 million syndicated, five-year, unsecured, multi-currency credit facility. Terms of the proposed new facility include reduced interest costs, less restrictive financial covenants and additional borrowing capacity. Wachovia Bank of Georgia, N.A., the agent for these lenders, has agreed to use commercially reasonable efforts to complete this refinancing, which is expected to include several international lending institutions.

         Culp, Inc. designs, manufactures and markets fabrics for the furniture, bedding and institutional furnishings markets.




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